UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2009

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On December 16, 2009 (the “Closing Date”), SandRidge Energy, Inc. (the “Company”), completed the issuance and sale of $450,000,000 in aggregate principal amount of its 8.750% Senior Notes due 2020 (the “Notes”) to Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Mitsubishi UFJ Securities (USA), Inc., and RBC Capital Markets Corporation, as representatives of the several initial purchasers of the Notes (the “Representatives”). The Notes were issued in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 144A under the Securities Act.

On the Closing Date, the Company entered into (i) an indenture (the “Indenture”) by and among the Company, certain of its subsidiaries named therein (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) a Registration Rights Agreement (the “Registration Rights Agreement”) by and among the Company, the Guarantors and the Representatives, each relating to the Notes.

The principal terms of the Notes are governed by the Indenture. Pursuant to the Indenture, the Notes will mature on January 15, 2020, and interest is payable on the Notes on each January 15 and July 15, commencing July 15, 2010.

At any time prior to January 15, 2015, the Company is entitled, at its option, to redeem some or all of the Notes at a redemption price of 100% of the principal amount thereof, plus the “Applicable Premium” (as defined in the Indenture) and accrued and unpaid interest, if any. On and after January 15, 2015, the Company may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount thereof) equal to 104.375% for the twelve-month period beginning on January 15, 2015, 102.917% for the twelve-month period beginning January 15, 2016, 101.458% for the twelve-month period beginning January 15, 2017, and 100.00% beginning on January 15, 2018 and thereafter, plus accrued and unpaid interest, if any.

The Indenture restricts the ability of the Company and certain of its subsidiaries to: (i) borrow money; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity; (iii) make principal payments on, or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity; (iv) make investments; (v) use assets as collateral in other transactions; (vi) enter into sale and leaseback transactions; (vii) sell certain assets or merge with or into other companies; (viii) enter into transactions with affiliates; and (ix) engage in unrelated businesses. These covenants are subject to a number of exceptions and qualifications.

The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) a default in payment when due at maturity, upon acceleration or redemption, of the principal on the Notes; (iii) the failure by the Company to comply with certain covenants relating to merger, consolidation or sale of assets; (iv) the failure by the Company to comply for 60 days following notice with any of the other agreements in the Indenture; (v) there occurs with respect to any indebtedness of the Company or any Guarantor having an outstanding principal amount of $50.0 million or more (a) an event of default which results in such indebtedness being due and payable prior to its maturity or (b) the failure to make a principal, premium or interest payment when due and such defaulted payment is not made, waived or extended within the applicable grace period, the result of which gives the holder of such indebtedness the right to accelerate such indebtedness; (vi) the failure by the Company, any Guarantor or other significant subsidiary to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its significant subsidiaries; (viii) the Company or any of its significant subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; and (ix) any guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its guarantee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the notes to be due and payable immediately.

The description above is qualified in its entirety by the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to (i) file with the SEC a registration statement (the “Exchange Offer Registration Statement”) relating to the registration of a new series of the Company’s notes (the “Exchange Notes”), in the same aggregate principal amount as and with terms identical in all respects to the Notes, (ii) use their commercially reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act and (iii) use their commercially reasonable best efforts to consummate a registered exchange offer with the holders of the Notes on or prior to the 365th calendar day following the Closing Date. The Company will use its commercially reasonable best efforts to keep such exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holder of the Notes.

Under certain circumstances, in lieu of a registered exchange offer, the Company and the Guarantors have agreed to file a shelf registration statement relating to the resale of the Notes and to use their commercially reasonable best efforts to keep such shelf registration statement effective until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). In addition, the Company and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

The description above is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.2 to this Current Report on Form 8-K.

Item 2.01 — Completion of Acquisition or Disposition of Assets.

On December 21, 2009, the Company completed its acquisition (the “Acquisition”) of certain oil and gas properties (the “Assets”) located in the Permian Basin from Forest Oil Corporation and one of its subsidiaries (“Forest”). The Company acquired the Assets pursuant to the terms and conditions set forth in a Purchase Agreement, dated November 25, 2009, by and between the Company and Forest, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 30, 2009, and is incorporated herein by reference.

The Assets consist primarily of six operated areas in the Central Basin Platform and greater Permian Basin area of west Texas and eastern New Mexico. These properties are characterized by multiple producing horizons including the Spraberry, Wolfcamp, Grayburg, San Anres and Wichita-Albany formations. Additionally, there are significant undeveloped properties in the Clear Fork formation. Approximately 98% of the production is operated and the subject properties cover over 90,000 net acres of which nearly 80% is held by production. The Acquisition is expected to add wells producing approximately 7,670 Boepd and total proved reserves of 80 MMboe, 65% of which are liquids.

The Company paid total consideration for the Assets of approximately $800 million in cash, which the Company financed with the net proceeds from (i) the offering and sale of the Notes, (ii) the public offering and sale of 22,000,000 shares of its common stock that closed on December 7, 2009, and (iii) the private placement of $200 million of its 6.0% Convertible Perpetual Preferred Stock, par value $0.001 per share, that closed on December 21, 2009.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 3.02 — Unregistered Sales of Equity Securities.

On December 21, 2009, the Company completed the sale of 2,000,000 shares of its 6.0% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to Fairfax Financial Holdings Limited (“Fairfax”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Company sold the Preferred Stock pursuant to a Purchase Agreement, dated November 30, 2009, by and between the Company and Fairfax. The Company received proceeds from the private placement of approximately $200 million, after deducting miscellaneous offering expenses. The proceeds were used to finance the Acquisition.

Pursuant to the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”), each share of Preferred Stock is convertible at any time on or after February 1, 2010 at the option of the holder thereof into a number of shares of the Company’s common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially $10.856 per share, subject to adjustments in certain circumstances. This results in an initial conversion rate of approximately 9.2115 shares of common stock per share of Preferred Stock. Based on the initial conversion price, approximately 18,422,992 shares of common stock would be issuable upon conversion of all of the outstanding shares of the Preferred Stock.

The foregoing summary description of the terms of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1. For a more complete description of the terms of the Preferred Stock, please refer to the Certificate of Designation and the Company’s Current Report on Form 8-K filed on November 30, 2009, both of which are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation.

The description of the Certificate of Designation set forth above under Item 3.02 is incorporated herein by reference.

The Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation to designate up to 2,000,000 shares of its preferred stock as the Preferred Stock, effective December 21, 2009. The Certificate of Designation is filed herewith as Exhibit 3.1 and is incorporated by reference into this Item 5.03.

Item 9.01 — Financial Statements and Exhibits.

The financial information required by Item 9.01 of Form 8-K relating to the Acquisition described in Item 2.01 above will be filed by amendment to this Form 8-K as soon as practicable, but not later than 71 days after the date on which this Form 8-K was required to be filed.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of 6.0% Convertible Perpetual Preferred Stock

4.1	Indenture, dated December 16, 2009, by and among, the Company, the Guarantors and the Trustee.

4.2	Registration Rights Agreement, dated December 16, 2009, by and among the Company, the Guarantors and the Representatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: December 22, 2009	By:	/S/ DIRK M. VAN DOREN
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer